Exhibit 99.1

Ramaco Resources, Inc. Announces Initial 2025 Guidance; First Quarter 2025 Class A Dividend; Fourth Quarter 2024 Dividend Details

LEXINGTON, Ky., December 5, 2024 /PRNewswire/ – Ramaco Resources, Inc. (NASDAQ: METC, METCB, "Ramaco" or the "Company"), a leading operator and developer of high-quality, low-cost metallurgical coal in Central Appalachia and future developer of rare earth elements and critical minerals in Wyoming, today provided an update on several operational and financial matters.

RAMACO ANNOUNCES INITIAL 2025 GUIDANCE

•	The Company is issuing initial guidance for the 2025 calendar year. For full-year sales volumes, the Company expects between 4.4 – 4.8 million tons, with an ability to sell at least 5 million tons dependent on market conditions.

•	The Company expects full-year production volumes between 4.2 – 4.6 million tons, with an ability to vary the production range dependent on market conditions.

•	The Company anticipates continued production growth at its Elk Creek and Berwind complexes will be partially offset by lower production at its Knox Creek Complex due to the recent closure of the Jawbone Mine.

•	The midpoint of both 2025 production and sales guidance represents more than 15% annual growth in tonnage compared to 2024 levels, based on the midpoint of 2024 guidance.

•	As of November 30, 2024, the Company has 2025 sales commitments of 2.9 million tons or approximately 66% of expected production at the midpoint of guidance. This consists of 1.6 million tons committed to North American customers at an average realized price of $152 per ton, and 1.3 million tons committed to export customers at index-linked pricing.

•	Ramaco anticipates its 2025 cash cost of sales will be in the range of $97 - $103 per ton, as increased production levels are partially offset by continued inflationary cost pressure.

•	The Company anticipates capital expenditures in 2025 of between $60 - $70 million. This includes roughly $20 million of growth capital related to:

o	Increasing the per annum production run-rate at the Elk Creek complex to close to 3 million tons increased from ~2.3 million tons in 2024.

o	At the Berwind mine ramping up production at the 3rd section and starting the 4th section.

•	The range for the Company’s 2025 selling, general and administrative costs is between $34 - $38 million, excluding non-cash stock compensation. The Company expects interest expense of $8 - $9 million, and an effective tax rate of 20 – 25%. Lastly, the Company anticipates depreciation, depletion, and amortization of $73 - $78 million.

RAMACO ANNOUNCES FIRST QUARTER OF 2025 CLASS A DIVIDEND

•	The Board also approved and declared the quarterly Class A dividend of $0.1375 per share for the first quarter of 2025. The first quarter dividend is payable on March 14, 2025, to shareholders of record on February 28, 2025. This payment will occur in the form of Class B shares. Thus, Class A holders will receive a number of shares of Class B common stock for each share of Class A common stock determined by dividing $0.1375 by the closing transaction price of the Class B common stock on February 28, 2025.

•	The Board will announce the amount and timing of the Class B dividend after completion of the Company’s year-end financials, in-line with the Company’s historical practice. The Company anticipates paying the first quarter of 2025 Class B dividend in cash.

RAMACO ANNOUNCES FOURTH QUARTER OF 2024 DIVIDEND DETAILS

•	Ramaco today announced the dividend ratios of its previously declared dividends for the fourth quarter of fiscal year 2024 relating to both the Class A and Class B common shares to shareholders of record on December 2, 2024 (the "Record Date"). The dividends will be issued on December 16, 2024 (the "Payment Date").

•	As previously announced, the Board of Directors approved and declared a quarterly Class A common stock dividend of $0.1375 per share of Class A common stock, payable on December 16, 2024, to shareholders of record on December 2, 2024, and a quarterly Class B common stock dividend of $0.2364 per share of Class B common stock, payable on December 16, 2024, to shareholders of record on December 2, 2024, with such dividends to be paid in shares of Class B common stock.

•	As previously announced, Class A common stock holders will receive a number of shares of Class B common stock for each share of Class A common stock determined by dividing $0.1375 by the closing transaction price of the Class B common stock on December 2, 2024, which was $9.96 per share (the “Class B Closing Price”); and Class B common stock holders will receive a number of shares of Class B common stock for each share of Class B common stock determined by dividing $0.2364 by the Class B Closing Price. Based on the Class B Closing Price, each Class A common stock holder will receive 0.013805 of one share of Class B common stock for each share of Class A common stock held by the Class A common stock holder on December 2, 2024, and each Class B common stock holder will receive 0.023735 of one share of Class B common stock for each share of Class B common stock held by the Class B common stock holder on December 2, 2024.

•	No fractional shares will be issued in connection with the above-described stock dividends. In lieu of the issuance of fractional shares, the Company will pay in cash on the Payment Date the fair value of the fractions of a share issuable, determined as of the close of Nasdaq on the Record Date and based upon the Class B Closing Price.

ABOUT RAMACO RESOURCES

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, and southwestern Virginia and a developing producer of coal, rare earth and critical minerals in Wyoming. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has four active metallurgical coal mining complexes in Central Appalachia and one coal mine and rare earth development near Sheridan, Wyoming in the initial stages of production. In 2023, the Company announced that a major deposit of primary magnetic rare earths and critical minerals was discovered at its mine near Sheridan, Wyoming. Contiguous to the Wyoming mine, the Company operates a carbon research and pilot facility related to the production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of roughly 60 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at https://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

POINT OF CONTACT

INVESTOR RELATIONS: info@ramacometc.com or 859-244-7455

SOURCE Ramaco Resources, Inc.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources' expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources' control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, unexpected delays in our current mine development activities, the ability to successfully ramp up production at our complexes in accordance with the Company's growth initiatives, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the further decline of demand for coal in export markets and underperformance of the railroads, the expected benefits of the Ramaco Coal and Maben acquisitions to the Company's shareholders, the anticipated benefits and impacts of the Ramaco Coal and Maben acquisitions, and the Company's ability to successfully develop the Brook Mine, including whether the increase in the Company's exploration target and estimates for such mine are realized. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources' filings with the Securities and Exchange Commission ("SEC"), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources' SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenue less transportation costs including demurrage costs, divided by tons sold. Non-GAAP cash cost per ton sold (FOB mine) is calculated as cash cost of coal sales less transportation costs, alternative mineral development costs, and idle and other costs, divided by tons sold. We believe revenue per ton (FOB mine) and cash cost per ton (FOB mine) provide useful information to investors as these enable investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs, which are beyond our control, and alternative mineral costs, which are more developmentally focused currently. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial performance. Revenue per ton sold (FOB mine) and cash cost per ton sold (FOB mine) are not measures of financial performance in accordance with GAAP and therefore should not be considered as a substitute for revenue and cost of sales under GAAP.

We do not provide reconciliations of our outlook for cash cost per ton to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. We are unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other nonrecurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

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